FOR IMMEDIATE RELEASE
---------------------

        -------------------------------------
        Contact:
        Alfred E. Brennan, President & Chief
          Executive Officer
        Arthur L. Herbst, Jr., EVP, Chief
          Operating Officer & Chief Financial
          Officer
                                                        [YOUNG LOGO]
        (314)-344-0010, Ext. 3133
        -------------------------------------




            YOUNG INNOVATIONS, INC. ANNOUNCES RESULTS FOR THE SECOND
         QUARTER AND SIX MONTH PERIOD ENDED JUNE 30, 2004 AND DECLARES
                               QUARTERLY DIVIDEND


ST. LOUIS, MO., JULY 21, 2004 - Young Innovations, Inc. (NASDAQ - YDNT) today reported results for the second quarter of 2004 that were in line with the Company's revised expectations set forth in its May 25, 2004 press release.

Sales for the second quarter of 2004 were $17.5 million, decreasing $1.1 million or 6.0% over the $18.6 million reported in the second quarter of 2003. Sales of professional products in the second quarter of 2004 decreased 6.3% to $16.7 million from $17.9 million in the second quarter of 2003. This decrease was primarily the result of a decrease in sales of professional products to certain distributors as a result of the changes in sales incentive programs communicated in the May press release, offset in part by incremental sales from acquired businesses. Retail sales increased 2.2% to $0.8 million in the second quarter of 2004 from $0.7 million in the second quarter of 2003. Net income decreased 37.6% to $2.0 million, compared with $3.3 million in the second quarter of 2003. Diluted earnings per share declined 37.1% in the second quarter of 2004 to $0.22 from $0.35 in the prior year quarter.

Sales for the six months ended June 30, 2004 were $37.8 million, up 3.9% from $36.4 million in the year earlier six-month period. For the first six months of 2004, sales of professional products increased 4.6% to $36.2 million from the $34.6 million reported in the first six months of 2003. Retail sales declined 9.2% to $1.6 million compared to the $1.7 million recorded in the year earlier six-month period of 2003. Net income was $5.3 million, down 13.4% from $6.2 million in the year earlier six-month period of 2003. Diluted earnings per share were $0.57 for the six months ended June 30, 2004, a decrease of 13.6% from $0.66 in the same period of 2003.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, "We are pleased with the Company's performance in the second quarter, which was in line with the expectations we put forth in the May 25, 2004 press release. During the quarter end-user demand remained strong, we restructured our sales incentive programs, and we made progress on our consolidation efforts. We remain optimistic that the Company can continue to deliver value to its customers, employees and shareholders, and we expect that the initiatives we are undertaking will position the Company for sales growth, market share increases and improved operating efficiency over the long term. In the near term, uncertainty relating to the actual timing of sales to distributors, consolidation activities and new product introductions will reduce quarterly earnings visibility. We continue to expect earnings per share for 2004 to be in the $1.40 to $1.50 range."

On July 20, 2004, the Board of Directors declared a quarterly dividend of $0.04 per share, payable September 15, 2004 to shareholders of record on August 12, 2004.

A conference call has been scheduled for Thursday, July 22 at 10:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/175990 or on the Company's website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

                                    - MORE -

                                    YOUNG INNOVATIONS, INC.
                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
                                    (UNAUDITED)



                                Three Months Ended             Six Months Ended
                                     June 30,                      June 30,
                                 2004      2003       Change    2004       2003     Change
                               ------------------------------ ----------------------------

Net Sales                      $17,493    $18,611      (6.0%) $37,785    $36,354      3.9%
Cost of Goods Sold               8,634      8,296       4.1%   17,823     16,707      6.7%
                               ------------------             ------------------
Gross Profit                     8,859     10,315     (14.1%)  19,962     19,647      1.6%
% of Net Sales                    50.6%      55.4%               52.8%      54.0%

Selling, General and
Administrative Expense           5,577      5,061      10.2%   11,345      9,721     16.7%
% of Net Sales                    31.9%      27.2%               30.0%      26.7%

Operating Income                 3,282      5,254     (37.5%)   8,617      9,926    (13.2%)
% of Net Sales                    18.8%      28.2%               22.8%      27.3%

Other Income / (Expense)            11         26                  16         40

Income Before Taxes              3,293      5,280     (37.6%)   8,633      9,966    (13.4%)

Provision for Income Taxes       1,260      2,020     (37.6%)   3,303      3,812    (13.4%)

Net Income                     $ 2,033    $ 3,260     (37.6%) $ 5,330    $ 6,154    (13.4%)
% of Net Sales                    11.6%      17.5%               14.1%      16.9%

Earnings Per Share (Basic)     $  0.22    $  0.36     (38.9%) $  0.59    $  0.69    (14.5%)
Weighted Average Shares
Outstanding (Basic)              9,039      9,007       0.4%    9,036      8,969      0.7%

Earnings Per Share (Diluted)   $  0.22    $  0.35     (37.1%) $  0.57    $  0.66    (13.6%)
Weighted Average Shares
Outstanding (Diluted)            9,399      9,393       0.1%    9,426      9,359      0.7%


                                   ** MORE **

                             YOUNG INNOVATIONS, INC.
                           CONSOLIDATED BALANCE SHEET
                       JUNE 30, 2004 AND DECEMBER 31, 2003
                                 (IN THOUSANDS)


                                               (UNAUDITED)
                                                 JUNE 30    DECEMBER 31
                   ASSETS                          2004         2003
                                               -----------  -----------
Current Assets
     Cash                                       $     513    $     938
     Accounts receivable, net                       7,591       11,212
     Inventories                                   11,383        9,017
     Other current assets                           4,074        3,403
                                               -----------  -----------
Total current assets                               23,561       24,570
                                               -----------  -----------

Property, Plant and Equipment, net                 21,584       19,240
Other Assets                                        1,265          847
Intangible Assets                                   5,974        5,824
Goodwill                                           52,821       51,003
                                               -----------  -----------

TOTAL ASSETS                                    $ 105,205    $ 101,484
                                               ===========  ===========

           LIABILITIES AND EQUITY
Current Liabilities
     Accounts payable and accrued liabilities   $   8,314    $   9,042
     Current maturities of long-term debt            --          2,852
                                               -----------  -----------
TOTAL CURRENT LIABILITIES                           8,314       11,894
                                               -----------  -----------

Long-term debt, less current maturities             2,129         --
Deferred Income Taxes                               6,627        6,627

Stockholders' Equity
     Common stock                                      90           90
     Deferred stock compensation                     (766)        (935)
     Additional paid-in capital                    28,291       28,367
     Retained earnings                             76,018       71,426
     Common stock in treasury, at cost            (15,498)     (15,985)
                                               -----------  -----------
TOTAL STOCKHOLDERS' EQUITY                         88,135       82,963

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 105,205    $ 101,484
                                               ===========  ===========